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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this registration statement on Form S-4 of L-3 Communications Corporation and subsidiaries of our report dated February 4, 2002 except as to Note 1, Note 2 (Basis of Presentation and Recently Issued Accounting Standards) and Note 16 to the consolidated financial statements, for which the date is May 20, 2002 on our audits of the consolidated financial statements of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, which report appears in such registration statement.

We also consent to the reference to us under the heading "Experts", which is part of this registration statement.




                                 /s/ PricewaterhouseCoopers LLP



New York, New York
September 13, 2002